UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 30, 2013

SEMGROUP CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-34736	20-3533152
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place
6120 S. Yale Avenue, Suite 700
Tulsa, OK 74136-4216
(Address of Principal Executive Offices) (Zip Code)
(918) 524-8100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2013, SemGas, L.P., (“SemGas”) a wholly-owned subsidiary of SemGroup Corporation (the “Company”), entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Chesapeake Midstream Development, L.L.C. (“CMD”), a subsidiary of Chesapeake Energy Corporation (“Chesapeake”), pursuant to which SemGas will acquire (the “Acquisition”) all of the outstanding equity interests in Mid-America Midstream Gas Services, L.L.C. (“MAMGS”) from CMD. MAMGS owns certain natural gas midstream assets in the Mississippi Lime play in northern Oklahoma, including 200 miles of gathering pipelines and certain other assets related to two gas processing plants that are under construction. Once completed, the plants will have a combined processing capacity of 400 MMcf per day.

The purchase price under the Purchase Agreement is approximately $299.3 million, subject to certain adjustments set forth in the Purchase Agreement. The Purchase Agreement also includes customary representations and warranties, indemnification obligations, termination rights and covenants by the parties, subject to certain limitations and exceptions. The consummation of the Acquisition is conditioned upon obtaining certain regulatory approvals and other closing conditions.

The closing of the Acquisition is expected to occur by the third quarter of 2013. The Company expects to finance the Acquisition through the combination of a borrowing under the Company’s corporate revolving credit facility and cash on hand.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on April 22, 2013, the Company amended its Credit Agreement, dated as of June 17, 2011 (as amended, the “Credit Agreement”), among the Company, the Royal Bank of Scotland plc, as administrative agent and collateral agent, the various bookrunners, arrangers and agents party thereto, certain subsidiaries of the Company that are guarantors and the lenders party thereto. Among other things, this amendment modified the Credit Agreement to permit an increase of the commitments for the revolving credit facility or the Term Loan A facility under the Credit Agreement by up to an additional $300 million, subject to certain conditions.

On May 3, 2013, certain of the existing lenders increased their revolving facility commitments under the Credit Agreement and certain new lenders provided revolving facility commitments under the Credit Agreement, resulting in an increase in the aggregate revolving facility commitments under the Credit Agreement from $300 million to $500 million.

Item 7.01. Regulation FD Disclosure.

On May 1, 2013, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is being furnished and is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference. In accordance with General Instruction B.2 of Form 8-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the press release shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information and such exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Cautionary Note Regarding Forward-Looking Statements

Certain matters contained in this filing include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement; (ii) the inability to complete the proposed Acquisition due to, among other things, the failure to satisfy the conditions set forth in the Purchase Agreement; (iii) the ability to recognize the expected benefits of the proposed Acquisition; and (iv) other factors described in the Company’s filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this filing are beyond the ability of the Company to control or predict. The Company can give no assurance that the conditions to the Acquisition will be satisfied.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this filing, which reflect management’s opinions only as of the date hereof. Except as required by law, the Company undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Press Release dated May 1, 2013, issued by SemGroup Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Date: May 6, 2013
By: /s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Press Release dated May 1, 2013, issued by SemGroup Corporation.